Exhibit 4.2
Description of Registrant’s Securities
Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

TPG Private Equity Opportunities, L.P. (the “Registrant”) has seven classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class S limited partnership units (the “Class S Units”), Class R-S limited partnership units (the “Class R-S Units”), Class D (the “Class D Units”), Class R-D limited partnership units (the “Class R-D Units”), Class I (the “Class-I Units”), Class R-I limited partnership units (the “Class R-I Units”), and Class F limited partnership units (the “Class F Units” and, together with Class S Units, Class R-S Units, Class D Units, Class R-D Units, Class I Units and Class R-I Units, the “Units”). In this exhibit, the terms “we,” “us” or “our” collectively refer only to the Registrant, not any of its subsidiaries.

The following description of our Units is a summary of the material terms and provisions that apply to our Units. This summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to the Registrant’s amended and restated limited partnership agreement (as may be further amended and restated from time to time, the “Partnership Agreement”), which is filed as an exhibit to the Annual Report on Form 10-K to which this exhibit relates. We encourage you to carefully review the Partnership Agreement for additional information. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Registrant’s Securities is attached as an exhibit or as defined in the Partnership Agreement, as applicable.

General

There is currently no market for the Registrant’s Units, and we do not expect that a market for the Registrant’s Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase the Registrant’s Units. Under the terms of the Partnership Agreement, except as provided by other applicable law and subject to the obligations to indemnify the Registrant and TPG Private Equity Opportunities GenPar, L.P. (the “General Partner”) as otherwise provided in the Partnership Agreement, no limited partner of the Registrant (a “Limited Partner”) shall have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Registrant, to any of the Partners, or to the creditors of the Registrant, for the debts, liabilities, contracts, or other obligations of the Registrant or for any losses of the Registrant. No Limited Partner shall owe any fiduciary duty to any other Limited Partner or the General Partner. The Limited Partners and the General Partner are collectively referred to herein as the “Partners.”

Units

Limited Partners are not entitled to nominate or vote in the election of the Registrant’s directors. Accordingly, the Registrant is not required to file proxy statements or information statements under Section 14 of the Exchange Act except in those limited circumstances where a vote of Limited Partners is required under the Partnership Agreement or Delaware law. Moreover, Limited Partners are not able to bring matters before meetings of Limited Partners or nominate directors at such meeting, nor are they generally able to submit Limited Partner proposals under Rule 14a-8 of the Exchange Act. Overall responsibility for the Registrant’s oversight rests with the General Partner, subject to certain oversight rights held by the Board of Directors, as further described in the Annual Report on Form 10-K to which this exhibit relates.

The only difference among the Class S Units, Class R-S Units, Class D Units, Class R-D Units, Class I Units, Class R-I Units and Class F Units relate to the different Subscription Fees, Servicing Fees, Management Fees and Performance Participation Allocation charged for each Class. Below is a comparison of certain key differences among the Units:

	Class S	Class R-S*	Class D	Class R-D*	Class I	Class R-I*	Class F
Upfront Subscription Fee	Up to 3.5%		Up to 1.5%		None		None
Servicing Fee (per annum, payable to financial intermediaries)	0.85%		0.25%		None		None
Management Fee (per annum)*	1.25%	1.00%*	1.25%	1.00%*	1.25%	1.00%*	None
Performance Participation Allocation	12.5% of Total Return subject to a 5% annual Hurdle Amount and a High Water Mark with a 100% Catch-Up		12.5% of Total Return subject to a 5% annual Hurdle Amount and a High Water Mark with a 100% Catch-Up		12.5% of Total Return subject to a 5% annual Hurdle Amount and a High Water Mark with a 100% Catch-Up		None
Maintenance Fee (per annum)	0.10%		0.10%		0.10%		0.10%

* For the 36-month period following the six-month anniversary of the Initial Closing; 1.25% per annum thereafter.

Class R-S Units, Class R-D Units and Class R-I Units in the Registrant are available for purchase only until the one-year anniversary from the date from which the Fund first accepted third-party Limited Partners and began investment operations (the “Initial Closing”). Class R-S Units, Class R-D Units and Class R-I Units may be offered beyond the one-year anniversary date of the Initial Closing in Parallel Investment Entity (as defined in the Partnership Agreement). Such Units are subject to a lesser management fee (the “Management Fee”) as compared to other Units. Any time after the Initial Closing, the General Partner may, for administrative convenience and in its sole discretion, elect to convert a Class of Units into the equivalent aggregate net asset value (“NAV”) amount of another Class of Units measured as of the most recent, last calendar day of a month (the “Valuation Date”). For the avoidance of doubt, any such conversion will not increase the fees borne by the holders of such converted Units, or otherwise materially adversely impact the rights of such holders.

Certain financial intermediaries through which a limited partner is placed in the Registrant may charge the limited partner upfront selling commissions, placement fees, subscription fees or similar fees (“Subscription Fees”) of up to (i) 3.5% of NAV on Class S Units and Class R-S Units and (ii) 1.5% of NAV on Class D Units and Class R-D Units sold in the offering. In certain circumstances, the Subscription Fees may be paid to TPG BD Capital, LLC (the “Dealer Manager”), an affiliate of the General Partner, and reallocated, in whole or in part, to the financial intermediary that placed the Limited Partners into the Registrant. No Subscription Fees will be paid or payable with respect to Class I Units, Class R-I Units, Class F Units or any Units issued pursuant to the Registrant’s distribution reinvestment plan. For the avoidance of doubt, Subscription Fees shall be paid by the applicable Limited Partners outside of their investments in the Registrant and will not impact the Registrant’s NAV.

Class S Units and Class R-S Units will each bear a Servicing Fee in an amount equal to (on an annualized basis) 0.85% of the NAV of such Class of Units as of the last day of each month. Class D Units and Class R-D Units will each bear a Servicing Fee in an amount equal to (on an annualized basis) 0.25% of the NAV of such Class of Units as of the last day of each month. In calculating the Servicing Fee, we will use the Registrant’s NAV before giving effect to any accruals for the Servicing Fee, repurchases for that month, if any, and distributions payable on the Registrant’s Units. For the avoidance of doubt, the Servicing Fee will be payable by the Registrant and Limited Partners will not be billed separately. The Servicing Fee will be payable to the Dealer Manager, but the Dealer Manager anticipates that all or a portion of the Servicing Fee will be retained by, or reallocated (paid) to, participating brokers or other financial intermediaries. Any amounts allocated in accordance with the foregoing sentence will compensate such participating brokers or other financial intermediaries for reporting, administrative and other services provided to a Limited Partner by such participating brokers or other financial intermediaries, as applicable. No Servicing Fee will be payable with respect to Class I Units, Class R-I Units or Class F Units.

Except as described herein, the Units will each bear a proportional share of the Management Fee, Performance Participation Allocation and Maintenance Fee. Each Class F Unit will bear its proportional share of the Maintenance Fee but will not be subject to the Management Fee or Performance Participation Allocation.

Distributions

The Registrant may declare distributions from time to time as authorized by the General Partner. We expect to primarily redeploy any proceeds or current income generated from Investments, into additional Investments, or otherwise use for our liquidity needs. Any distributions the Registrant makes are at the sole discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, the Registrant’s distribution rates and payment frequency may vary from time to time. There is no assurance the Registrant will pay distributions in any particular amount, if at all.

Limited Partners of record as of the record date will be eligible for distributions declared. The per Unit amount of distributions on Class S Units, Class D Units, Class I Units, Class R-S Units, Class R-D Units, Class R-I Units and Class F Units may differ if different Class-specific fees and expenses are deducted from the gross distributions for each Class. In the event that the Registrant makes a distribution, the Registrant has adopted an “opt out” distribution reinvestment plan for investors. As a result, in the event of a declared cash distribution, each investor that has not “opted out” of the distribution reinvestment plan will have their distributions automatically reinvested in additional Units rather than receive cash distributions.

Transfers

Pursuant to the Partnership Agreement, Limited Partners may transfer part or all their Units, but must provide 60 calendar days’ notice to the General Partner (or such reasonably shorter period as is agreed to by the General Partner). The General Partner may refuse such requested transfer for certain reasons, such as, among other things, transfers that would violate the Securities Act of 1933, as amended, any state securities laws or other applicable laws or cause the Registrant to lose its status as a partnership under the Internal Revenue Code or become required to register under the Investment Company Act of 1940, as amended, as further described in the Partnership Agreement.

Indemnification of Directors, Officers, the General Partner and the Management Company; Advance of Expenses

As further explained in the Partnership Agreement, if an Indemnified Person (as defined below) (or any of its successors or assigns) was or is a party or is threatened to be made a party to any threatened, pending or completed action, inquiry, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Registrant), by reason of any actions or omissions or alleged acts or omissions arising out of such Indemnified Person’s activities acting on behalf of the General Partner, the Registrant (including through service as a Director), an Affiliate of the Registrant, or a Portfolio Company, the Registrant shall, to the fullest extent permitted by law, indemnify such Indemnified Person and hold such Indemnified Person harmless against losses, costs, claims, judgments, damages, settlement costs, fees or related expenses for which such Person has not otherwise been reimbursed (including attorneys’ fees and fines) actually and reasonably incurred by such Indemnified Person arising out of or in connection with such action, suit or proceeding, subject to certain conditions, including that such Indemnified Person (x) was not finally determined by a court of competent jurisdiction or in a final arbitration proceeding to be guilty of actual fraud, gross negligence, willful misconduct, or a knowing and material breach of the Partnership Agreement or the Management Agreement or to have breached its fiduciary duties to the Registrant under applicable law (as modified by the provisions of the Partnership Agreement) and did not admit guilt in a settlement of any such claims and (y) in respect of any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

“Indemnified Persons” shall mean (i) the initial limited partner, the General Partner and its affiliates (other than the Registrant), the general partner and limited partners of the General Partner and its affiliates (other than the Registrant), the partnership representative as designated under the Partnership Agreement, the designated individual as appointed under the Partnership Agreement for purposes of the Registrant’s audit rules, and each of the foregoing’s former, current and future officers, directors, stockholders, partners, members, employees and other affiliates (other than the Registrant), (ii) any other person that serves (or at any time has served) at the request of the General Partner on behalf of the Registrant (including any Senior Advisory Professionals and any Person who provides Specialized Operational Services or Foreign Office Services to the Partnership or any Portfolio Company) as an officer, director, partner (other than, for the avoidance of doubt, any limited partner in the Registrant in his or her capacity as such), member, employee or agent of any other entity and (iii) to the extent that an indemnification obligation relates to the conduct of the Registrant’s Board, any Person who serves (or at any time has served) as a member of the Registrant’s Board and each Limited Partner (and its affiliates and their respective officers, directors, stockholders, partners, members, employees, agents and advisors) whom such Person represents (or at any time has represented). A Person that co-invests with the Registrant in an Investment shall not, by reason of such co-investment, become an Indemnified Person.

The Registrant will satisfy its indemnification obligations pursuant to the terms set forth in the Partnership Agreement. The Registrant may in the General Partner’s sole discretion advance expenses that are reasonably incurred by an Indemnified Person in the defense or settlement of any claim that is subject to indemnification.

For the avoidance of doubt, nothing in the Partnership Agreement constitutes a waiver of, in the case of a Limited Partner, any non-waivable right and, in the case of the General Partner and its affiliates, any such person’s non-waivable duties under applicable law.

Delaware Law and Certain Provisions of the Partnership Agreement

Organization and Duration

The Registrant was formed on August 30, 2024 as a Delaware limited partnership. The Registrant will remain in existence until dissolved in accordance with the Partnership Agreement or pursuant to Delaware law. The Partnership Agreement provides that the Registrant shall continue until it is dissolved upon (a) a determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Registrant is in the best interests of the Registrant, (b) certain of events of withdrawal of the General Partner, including the filing of a petition or commencement of a proceeding by the General Partner relating to itself under any bankruptcy, reorganization, arrangement or similar law, (c) the termination, dissolution or withdrawal of the General Partner, (d) certain cause events, including the final, non-appealable judicial determination of actual fraud, willful misconduct or gross negligence by the General Partner in the performance of its obligations under the Partnership Agreement or the Management Company in the performance of its obligations under the Management Agreement, together with the consent of 75% in interest of the Partners or members (or similarly situated persons) of any Parallel Investment Entity (as defined in the Partnership Agreement) to dissolve the Registrant, or (e) the entry of a decree of dissolution of the Registrant pursuant to Section 18-802 of the Delaware Revised Uniform Limited Partnership Act, set forth as Chapter 17 of Title 6 of the Delaware Code, as the same may be amended from time to time.

Purpose

The purpose of the Registrant is to seek to invest in Investments in accordance with the investment objectives and policies of the Registrant as in effect from time to time, as described elsewhere in the Annual Report on Form 10-K to which this exhibit relates and in the Partnership Agreement, and to engage in any other lawful activity as the General Partner may from time to time determine. Subject to the provisions of the Partnership Agreement, the General Partner may from time to time adopt, amend, revise or terminate any strategy or policy with respect to Investments by the Registrant as it shall deem appropriate in its sole discretion. Investments may be effected on a global basis, using a wide variety of investment types and transaction structures, and may have long or short anticipated holding periods.

Amendment to the Partnership Agreement

The Partnership Agreement may be amended, modified or supplemented without the approval of any other Limited Partner by the written consent of the General Partner, except as otherwise required by law, and provided, that any amendment, modification or supplement that is viewed by the General Partner in its discretion as a whole together with all such amendments, modifications or supplements, as having a material adverse effect on the Limited Partners in the aggregate will require the approval of the Registrant’s independent directors (the “Independent Directors”). Limited Partners will receive a copy of any such amendment (including through an Exchange Act report).

Jurisdiction

Except as otherwise agreed in writing by the General Partner or the Registrant with a Limited Partner, any action or proceeding against the parties relating in any way to the Partnership Agreement may be brought and enforced in the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefor) of the United States for the District of Delaware.

Fiduciary Duties

The Registrant’s Board of Directors (including the Independent Directors) owe a fiduciary duty to use their reasonable business judgment to act in the best interests of the Registrant with respect to matters of the Registrant that are within the Board of Directors’ authority, as described in the Partnership Agreement.